Exhibit 4.2

ALCOA INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

5.25% Convertible Notes due 2014

THIRD SUPPLEMENTAL INDENTURE

Dated as of March 24, 2009

to

INDENTURE

Dated as of September 30, 1993

THIRD SUPPLEMENTAL INDENTURE, dated as of March 24, 2009, by and between ALCOA INC., a corporation organized under the laws of the Commonwealth of Pennsylvania and having its principal office at 390 Park Avenue, New York, New York (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee to J.P. Morgan Trust Company, N.A. (formerly known as Chase Manhattan Trust Company, National Association, as successor trustee to PNC Bank, National Association), a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”) to that certain Indenture dated as of September 30, 1993 between the Company and the Trustee.

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993, as amended by the first supplemental indenture dated as of January 25, 2007 and the second supplemental indenture dated as of July 15, 2008 (as so amended, the “Original Indenture”), relating to the issuance from time to time by the Company of one or more series of its Securities.

Sections 901 (3), (5), (7) and (9) of the Original Indenture provide that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, when properly authorized by a certified resolution adopted by the Board of Directors, (a) to add, change or eliminate any provisions of the Original Indenture in respect of one or more series of Securities (provided that such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefits of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provisions); (b) to establish the form or terms of any series of Securities, (c) to add any additional Events of Default and (d) to make provision with respect to the conversion rights of the holders of Securities of any series pursuant to the requirements of Article Fifteen of the Original Indenture.

The Company has determined that this Third Supplemental Indenture complies with said Sections, does not affect the interests of the Holders of Securities Outstanding prior to the date of this Third Supplemental Indenture and does not require the consent of any Holders.

The Company represents and warrants that all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Original Indenture, and a valid amendment of and supplement to the Original Indenture have been done.

The Company has requested the Trustee to join with it in the execution and delivery of this third supplemental indenture (the “Third Supplemental Indenture”) in order to supplement and amend the Original Indenture, solely with respect to the establishment and issuance of a new series of Securities to be known as the 5.25% Convertible Notes due 2014 (the “Notes”) issued on the date hereof.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Notes on the date hereof by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of the Notes, as follows:

ARTICLE I

ADDITIONAL DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. For all purposes of the Original Indenture and this Third Supplemental Indenture relating to the series of Securities consisting of the Notes created hereby, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I, (ii) any term that is defined in both the Original Indenture and this Third Supplemental Indenture shall have the meaning assigned to such term in this Third Supplemental Indenture, (iii) any capitalized term that is used in this Third Supplemental Indenture but not defined herein shall have the meaning specified in the Original Indenture and (iii) as used in this Third Supplemental Indenture, the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Third Supplemental Indenture.

For purposes of the Notes and this Third Supplemental Indenture, the following terms shall have the following definitions:

“Additional Interest” means all amounts, if any, payable pursuant to Section 3.02 hereof.

“Beneficial Owner” shall mean any person who is considered a beneficial owner of a security in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York.

“Common Stock” means the common stock, par value $1.00 per share, of the Company existing on the Issue Date or any other shares of capital stock into which such common stock shall be reclassified or changed.

“Company” means Alcoa Inc. or its successors and assigns.

“Conversion Agent” means the office or agency appointed by the Company where Notes may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.

“Conversion Price” means, in respect of each $1,000 principal amount of Notes, $1,000 divided by the Conversion Rate, as may be adjusted from time to time as set forth herein, and initially shall be $6.43.

“Conversion Rate” means, in respect of each $1,000 principal amount of Notes, initially 155.4908 shares of Common Stock, subject to adjustment as set forth herein.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” means certificated Notes that are not Global Notes.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company pursuant to the terms of this Third Supplemental Indenture.

“Ex-Dividend Date” means the first date upon which a sale of the Common Stock does not automatically transfer the right to receive the relevant dividend, issuance or distribution from the seller of the Common Stock to its buyer.

“Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

A “Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, any Subsidiary of the Company or any employee benefit plans of the Company or a Subsidiary of the Company files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of all shares of the Company’s common equity entitled to vote generally in the election of directors of the Company, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer; or

(2) consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any person other than one or more of the Company’s Subsidiaries, other than any transaction:

(I) involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock;

(II) where the holders of more than 50% of all classes of the Company’s common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or

(III) that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of the Common Stock solely into shares of common stock of the surviving entity; or

(3) the Common Stock (or other capital stock into which the Notes are then convertible pursuant to the terms of this Third Supplemental Indenture) ceases to be listed on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors);

provided, however, that a Fundamental Change as a result of clause (1) or (2) above will not be deemed to have occurred if 90% or more of the consideration received or to be received by the holders of

Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) or which will be so traded when issued or exchanged in connection with the transaction that would otherwise be a Fundamental Change (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the Notes become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares, pursuant to the terms of this Third Supplemental Indenture.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession as in on the date of this Third Supplemental Indenture.

“Global Notes” means certificated Notes in global form, without interest coupons, substantially in the form of Exhibit A hereto and registered in the name of DTC or a nominee of DTC.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Security Register.

“Interest Payment Date” means March 15 and September 15 of each year.

“Issue Date” means March 24, 2009.

“Last Reported Sale Price” of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) of the Common Stock on that Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the Last Reported Sale Price will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant Trading Day as reported by the National Quotation Bureau or similar organization selected by the Company. If the Common Stock is not so listed or quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Original Indenture” is as defined in the introductory paragraphs of this Third Supplemental Indenture.

“Prospectus Supplement” means the prospectus supplement, dated March 18, 2009 to the prospectus dated March 10, 2008, relating to the offering by the Company of the Notes.

“Publicly Traded Securities” has the meaning provided in the definition of Fundamental Change in this Section 1.01.

“Record Date” means, in respect of a dividend or distribution to holders of Common Stock, the date fixed for determination of holders of Common Stock entitled to receive such dividend or distribution.

“Regular Record Date” for the payment of interest on the Notes (including Additional Interest, if any), means the March 1 (whether or not a Business Day) next preceding the Interest Payment Date on March 15 and the September 1 (whether or not a Business Day) next preceding the Interest Payment Date on September 15.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary securities exchange or market on which the Common Stock is listed or admitted to trading. If the Common Stock is not so listed or admitted to trading, “Scheduled Trading Day” means a “Business Day”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Stock Price” means, with respect to a Fundamental Change, the price per share of Common Stock paid or deemed paid in connection with such Fundamental Change if such Fundamental Change is a transaction described in clause (1) or (2) of the definition thereof and Holders of the Common Stock receive only cash as a result of such Fundamental Change, or otherwise, the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Effective Date.

“Third Supplemental Indenture” means this Third Supplemental Indenture, as amended or supplemented from time to time.

“Trading Day” means a day during which trading in securities generally occurs on the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not then listed or admitted to trading on a United States national or regional securities exchange, in the principal other market on which the Common Stock is then traded; provided that if the Common Stock is not so listed or traded, “Trading Day” means a “Business Day”.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Third Supplemental Indenture.

Other Definitions.

Term	Defined in Section
“Additional Notes”	2.01(g))

“Additional Shares”	6.04(a)

“Adjustment Event”	6.03(k)

“Clearstream”	5.02(a))

“Company Notice”	5.01(b)

“Company Notice Date”	5.01(b)

“Conversion Date”	6.02(b)

“Determination Date”	6.03 (k)

“Effective Date”	6.04(b)

“Euroclear”	5.02(a)

“Expiration Time”	6.03(e)

“Fundamental Change Purchase Date”	5.01(a)

“Fundamental Change Purchase Notice”	5.01(c)

“Fundamental Change Purchase Price”	5.01(a)

“Indemnitees”	7.01(a)

“Initial Dividend Threshold”	6.03(d)

“Losses”	7.01(a)

“Reorganization Event”	6.05(a)

“Reference Property”	6.05(a)

“Settlement Date”	6.02(b)

“Spin-Off”	6.03(c)

“Withholding Agent”	2.04

ARTICLE II

THE NOTES

Section 2.01 Title; Amount and Issue of Notes; Principal and Interest.

(a) Pursuant to the terms hereof and Section 301 of the Original Indenture, the Company hereby creates a series of Securities designated as the “5.25% Convertible Notes due 2014” of the Company (the “Notes”) which Notes shall be deemed “Securities” for all purposes under the Original Indenture. The aggregate principal amount of Notes which may be authenticated and delivered under this Third Supplemental Indenture is initially $575,000,000, not inclusive of Notes to be authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of such Notes pursuant to the terms of this Third Supplemental Indenture and the Original Indenture. The Notes shall be issuable in registered form and in denominations of $1,000 and integral multiples thereof.

(b) The Notes shall mature on March 15, 2014.

(c) Interest on the Notes shall accrue at a rate of 5.25% per annum, from and including the date specified on the face of such Notes until the principal thereof is paid, deemed paid, or made available for payment. Interest shall be payable semi-annually in arrears on March 15 and September 15 in each year, commencing September 15, 2009. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest on such payment will accrue for the period from the Interest Payment Date to such next succeeding Business Day. If the Stated Maturity would fall on a day that is not a Business Day, the required payment of interest, if any, and principal (and Additional Interest, if any), will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Stated Maturity to such next succeeding Business Day. If a Fundamental Change Purchase Date would fall on a day that is not a Business Day, the Company will purchase the Notes tendered for purchase on the next succeeding Business Day and no interest or Additional Interest on such Notes will accrue for the period from and after the earlier Fundamental Change Purchase Date to such next succeeding Business Day. The Company will pay the Fundamental Change Purchase Price promptly following the later of (i) such next succeeding Business Day or (ii) the time of book entry transfer or the delivery of the Notes.

(d) A Holder of any Notes after 5:00 p.m., New York City time, on a Regular Record Date shall be entitled to receive interest (including any Additional Interest), on such Notes on the corresponding Interest Payment Date. Holders of Notes at 5:00 p.m., New York City time, on a Regular Record Date will receive payment of interest (including any Additional Interest) payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after 5:00 p.m., New York City time on such Regular Record Date. Notes surrendered for conversion during the period after 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest (including any Additional Interest) that the Holder is to receive on the Notes on such Interest Payment Date.

Notwithstanding the foregoing, no such payment of interest (including any Additional Interest) need be made by any converting Holder (i) for conversions following the Regular Record Date immediately preceding the Stated Maturity, (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, or (iii) to the extent of any overdue interest (including any overdue Additional Interest) existing at the time of conversion of such Note. Except where Notes surrendered for conversion must be accompanied by payment as described above, no interest or Additional Interest on converted Notes will be payable by the Company on any Interest Payment Date subsequent to the Conversion Date and delivery of the shares of Common Stock pursuant to Article VI of this Third Supplemental Indenture, together with any cash payment for any fractional shares, upon conversion will be deemed to satisfy the Company’s obligation to pay the principal amount of the Notes and accrued and unpaid interest and Additional Interest, if any, to, but not including, the related Conversion Date.

(e) Principal of and interest (including Additional Interest, if any) on, Global Notes shall be payable in immediately available funds.

(f) Principal on Definitive Notes shall be payable at the office or agency of the Company maintained for such purpose, initially the principal office of the Trustee in Pittsburgh, Pennsylvania. Interest (including Additional Interest, if any), on Definitive Notes shall be payable (i) to each Holder of Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to such Holder and (ii) to each Holder of Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to such Holder or, upon application by such Holder to the Security Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

(g) The aggregate principal amount of Notes that shall be issued on the date of this Third Supplemental Indenture is $575,000,000. The Company may from time to time, without notice to, or consent of, the Holders of the Notes, create and issue additional Notes under this Third Supplemental Indenture equal in rank in all respects to the Notes initially issued (or in all respects except for the issue date, conversion price, conversion rate and public offering price of such additional Notes, the payment of interest accruing before the issue date on such Notes, or the first payment of interest following the issue date of such Notes) under this Third Supplemental Indenture in an unlimited principal amount (“Additional Notes”); provided that any such Additional Notes must be part of the same issue as the Notes initially issued under this Third Supplemental Indenture for U.S. federal income tax purposes.

Section 2.02 Form of Notes.

(a) Except as otherwise provided pursuant to this Section 2.02, the Notes shall be issued as Registered Securities without coupons in substantially the form of Exhibit A hereto, with such applicable legends as are provided for in Section 2.03. The Notes are not issuable in bearer form. The terms and provisions contained in the form of Note shall constitute, and are hereby expressly made, a part of this Third Supplemental Indenture and to the extent applicable, the Company and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage.

(b) The Notes shall be issued initially in the form of one or more permanent Global Notes, with such applicable legends as are provided for in Section 2.03. Each Global Note shall be duly executed by the Company and authenticated and delivered by the Trustee, and shall be registered in the name of DTC or its nominee and retained by the Trustee, as Securities Custodian, at its Corporate Trust Office, for credit to the accounts of the members of, or participants in, DTC, holding the Notes evidenced thereby.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Securities Custodian, and of DTC or its nominee, as hereinafter provided.

Section 2.03 Legends.

(a) Global Note Legend.

Each Global Note shall bear the following legend (the “Global Note Legend”) on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE THIRD SUPPLEMENTAL INDENTURE AND THE ORIGINAL INDENTURE.”

(b) Legend for Definitive Notes.

Definitive Notes will bear a legend substantially in the following form:

“THIS NOTE WILL NOT BE ACCEPTED IN EXCHANGE FOR A BENEFICIAL INTEREST IN A GLOBAL NOTE UNLESS THE HOLDER OF THIS NOTE, SUBSEQUENT TO SUCH EXCHANGE, WILL HOLD NO NOTES.”

Section 2.04 Security Registrar, Paying Agent, Withholding Agent, Securities Custodian and Conversion Agent. The Company initially appoints the Trustee as Security Registrar, Paying Agent, Securities Custodian and Conversion Agent for the Notes. The Company may remove any Security Registrar, Paying Agent, Securities Custodian or Conversion Agent upon written notice to such Security Registrar, Paying Agent, Securities Custodian or Conversion Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Security Registrar, successor Paying Agent, successor Securities Custodian or successor Conversion Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee or the Company shall serve as Security Registrar, Paying Agent, Securities Custodian or Conversion Agent until the appointment of a successor in accordance with clause (i) above. The Security Registrar, Paying Agent, Securities Custodian and Conversion Agent may resign at any time upon written notice to the Company and the Trustee. Any corporation into which any Security Registrar, Paying Agent, Securities Custodian or Conversion Agent appointed hereunder may be merged or with which it may be consolidated or to which the assets of such entity may be sold or otherwise transferred as a whole or substantially as a whole, or any corporation resulting from any merger, consolidation or transfer to which any Security Registrar, Paying Agent, Securities Custodian or Conversion Agent hereunder shall be a party, shall be the successor Security Registrar, successor Paying Agent, successor Securities Custodian and successor Conversion Agent, as applicable, under this Third Supplemental Indenture, without the execution or filing of any paper or any further act on the part of the parties hereto, anything herein to the contrary notwithstanding

If withholding or backup withholding applies to any payments made or deemed made by the Company to a Holder in respect of the Notes, the Paying Agent shall also act as withholding agent (“Withholding Agent”) to withhold the appropriate amount from any such payments to a Holder.

The Company shall enter into an appropriate agency agreement with any Security Registrar, Paying Agent, Securities Custodian, Conversion Agent or co-registrar not a party to this Third Supplemental Indenture, which shall incorporate the terms of the Trust Indenture Act, except in the case of a Paying Agent that acts as Paying Agent solely in connection with an offer to purchase the Notes pursuant to Article V of this Third Supplemental Indenture. The agreement shall implement the provisions of this Third Supplemental Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Security Registrar, Paying Agent, Securities Custodian or Conversion Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor. The Company or any of its domestically organized, wholly-owned Subsidiaries may act as Paying Agent, Security Registrar, Securities Custodian, Conversion Agent co-registrar or transfer agent.

Section 2.05 No Sinking Fund. No sinking fund will be provided with respect to the Notes issued under this Third Supplemental Indenture.

Section 2.06 Redemption of Notes. The Notes issued under this Third Supplemental Indenture shall not be redeemable at the election of the Company prior to their Stated Maturity.

Section 2.07 Discharge of Indenture, Defeasance. The Notes issued under this Third Supplemental Indenture shall not be subject to the provisions of Article Four or Article Thirteen of the Original Indenture.

Section 2.08 Ranking. The Notes are general unsecured obligations and rank senior in right of payment to indebtedness of the Company that is expressly subordinated in right of payment to the Notes and equally in right of payment with its existing and future unsecured indebtedness and liabilities that are not so subordinated.

ARTICLE III

ADDITIONAL DEFAULTS AND REMEDIES

Section 3.01 Additional Events of Default. For purposes only of this Third Supplemental Indenture in respect of the Notes issued hereunder, the provisions of Section 501 of Article Five of the Original Indenture are hereby amended by replacing the period at the end of subparagraph (8) thereof with “; or” and adding the following subparagraphs thereafter:

(9) the Company shall fail to comply with its obligation to convert the Notes in accordance with the provisions of this Third Supplemental Indenture upon exercise of a Holder’s conversion right which default shall continue for a period of three Business Days after there has been given to, and received by the Company, by registered or certified mail, by the Trustee or by such Holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Original Indenture; or

(10) the Company shall fail to deliver a notice of Fundamental Change in accordance with Section 5.01(b) of this Third Supplemental Indenture when due.

Section 3.02 Exception to Remedies. Notwithstanding anything in this Third Supplemental Indenture or the Original Indenture to the contrary, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the reporting obligations set forth in Section 704 of the Original Indenture and for any failure to comply with §314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right of Holders to receive Additional Interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes. If the Company so elects, such Additional Interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. The Additional Interest will accrue on all outstanding Notes from and including the date on which such Event of Default first occurs to but not including the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 120th day after such Event of Default (if the Event of Default relating to such obligation is not cured or waived prior to such 120th day), such Additional Interest will cease to accrue and the Notes will be subject to acceleration as provided in the Original Indenture. The provisions of this Section 3.02 shall not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest upon such Event of Default in accordance with this Section 3.02, the Notes shall be subject to acceleration as provided in the Original Indenture. In order to elect such Additional Interest remedy pursuant to this Section 3.02, the Company must notify all Holders, the Trustee and the Paying Agent of such election on or before the close of business on the date on which such Event of Default first occurs, stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable.

ARTICLE IV

AMENDMENTS

Section 4.01 Amendments. For purposes only of this Third Supplemental Indenture in respect of the Notes issued hereunder, Section 902 of the Original Indenture is hereby amended by replacing the period at the end of subparagraph (4) with “;or” and adding the following thereafter:

(5) make any change that adversely affects the conversion rights of any Notes; or

(6) reduce the Fundamental Change Purchase Price of any Note or amend or modify in any manner adverse to Holders the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

ARTICLE V

PURCHASE OF NOTES AT THE OPTION OF

HOLDERS UPON A FUNDAMENTAL CHANGE

Section 5.01 Purchase of Notes at the Option of the Holder Upon a Fundamental Change.

(a) Purchase of Notes at the Option of the Holder. If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to purchase any or all of the Holder’s Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple thereof at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, that, if the Fundamental Change Purchase Date occurs after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Company shall pay accrued and unpaid interest plus Additional Interest, if any, to but excluding the Fundamental Change Purchase Date to the record Holder on the Regular Record Date corresponding to such Interest Payment Date and the Fundamental Change Purchase Price payable to the Holder who presents the Note for repurchase will be 100% of the principal amount of such Note. The Fundamental Change Purchase Date shall be a date specified by the Company that is no later than the 35th calendar day following the date of the Company Notice delivered in connection with such Fundamental Change pursuant to Section 5.01(b) (subject to extension to comply with applicable law, as provided in Section 5.02(d)) (the “Fundamental Change Purchase Date”). Any Notes purchased by the Company shall be paid for in cash.

(b) Notice of Fundamental Change. The Company shall deliver, or cause to be delivered in accordance with the last paragraph of this Section 5.01(b), notices of the occurrence of a Fundamental Change and of the purchase rights arising as a result thereof (each, a “Company Notice”) to the Holders at their addresses shown in the Security Register maintained by the Security Registrar, and to the Trustee and the Paying Agent, on or before the 20th calendar day after the occurrence of the Fundamental Change (each such date of delivery, a “Company Notice Date”). Each Company Notice shall include a form of Fundamental Change Purchase Notice to be completed by a Holder and shall state:

(i) the events causing the Fundamental Change;

(ii) the date of the Fundamental Change;

(iii) the last date on which a Holder may exercise its repurchase rights under Section 5.01;

(iv) the Fundamental Change Purchase Price;

(v) the Fundamental Change Purchase Date;

(vi) the name and address of the Paying Agent and the Conversion Agent;

(vii) the applicable Conversion Rate and, if applicable, any adjustments to the applicable Conversion Rate as a result of such Fundamental Change;

(viii) that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with the terms of this Third Supplemental Indenture; and

(ix) the procedures the Holder must follow to require the Company to purchase its Notes pursuant to Section 5.01.

Simultaneously with providing such Company Notice, the Company will publish a notice containing the information in such Company Notice in a newspaper of general circulation in The City of New York or publish such information on its then existing website or through such other public medium as it may use at the time.

At the Company’s request, made at least three Business Days (or such lesser period as agreed to by the Trustee) prior to the date upon which such notice is to be mailed, and at the Company’s expense, the Trustee shall give the Company Notice in the Company’s name; provided, however, that, in all cases, the text of the Company Notice shall be prepared by the Company.

(c) Exercise of Option. For a Note to be so purchased at the option of the Holder, the Holder must deliver, on or before the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice (a “Fundamental Change Purchase Notice”) in the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the Paying Agent. The Fundamental Change Purchase Notice shall state:

(i) if the Notes are certificated, the certificate numbers of the Holder’s Notes to be delivered for purchase;

(ii) the portion of the principal amount of the Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

(iii) that such Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions specified in the Notes and this Third Supplemental Indenture.

(d) Procedures. The Company shall purchase from a Holder on the Fundamental Change Purchase Date, subject to extension to comply with applicable law, pursuant to this Section 5.01, Notes if the principal amount of such Notes is $1,000 or an integral multiple thereof if so requested by such Holder.

Any purchase by the Company contemplated pursuant to the provisions of this Section 5.01 shall be consummated by the delivery of the Fundamental Change Purchase Price, to be received by the Holder, to the Paying Agent as provided in Section 5.02(a), promptly following the later of the Fundamental Change Purchase Date or the time of book-entry transfer or delivery of the Notes.

The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the payment of the Fundamental Change Purchase Price and shall notify the Trustee of any Default by the Company in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the cash held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to deliver all cash held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent shall have no further liability for the cash delivered to the Trustee.

Section 5.02 Further Conditions and Procedures for Purchase at the Option of the Holder Upon a Fundamental Change.

(a) Effect of Fundamental Change Purchase Notice; Withdrawal; Effect of Event of Default. Upon receipt by the Company of the Fundamental Change Purchase Notice specified in, and the Notes to be purchased as provided in, Section 5.01(c), the Holder of the Notes in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in this Section 5.02(a)) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Notes. Such Fundamental Change Purchase Price shall be paid by the Paying Agent, solely from funds received from the Company for such purpose, to such Holder promptly following the later of (x) the Fundamental Change Purchase Date with respect to such Notes

(provided the conditions in this Article V have been satisfied) and (y) the time of delivery or book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 5.01. Notes in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn as specified in this Section 5.02(a). Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by Section 5.01(c), shall have the right at any time prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date to withdraw such Fundamental Change Purchase Notice (in whole or in part) by delivery of a written notice of withdrawal to the Paying Agent in accordance with this Section 5.02(a).

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.

On or before 11:00 a.m. (New York City time) on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) cash sufficient to pay the aggregate Fundamental Change Purchase Price of the Notes to be purchased pursuant to Section 5.01. If the Paying Agent holds, in accordance with the terms of this Third Supplemental Indenture, cash sufficient to pay the Fundamental Change Purchase Price of such Notes on the second Business Day after the Fundamental Change Purchase Date, then (i) the Notes tendered for purchase and not withdrawn shall cease to be outstanding and interest, including Additional Interest, if any, shall cease to accrue (whether or not book-entry transfer of such Notes is made or whether or not the Note is delivered to the Paying Agent) on the Fundamental Change Purchase Date; and (ii) all other rights of the Holders with respect to Notes tendered for purchase will terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes). Nothing herein shall preclude any withholding tax required by law.

A Fundamental Change Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the Business Day prior to the Fundamental Change Purchase Date. The notice of withdrawal shall state:

(i) the principal amount of the withdrawn Notes;

(ii) if Definitive Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the written notice of withdrawal must comply with appropriate procedures of DTC, and if applicable, Clearstream Banking Luxembourg S.A. (“Clearstream”) and Euroclear Bank S.A./N.A. (“Euroclear”); and

(iii) the principal amount, if any, of such Notes which remains subject to the original Fundamental Change Purchase Notice.

If the Notes are Definitive Notes, the Paying Agent shall promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with this Indenture.

(b) Notes Purchased in Part. Any Notes that are to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Holder of such Notes, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Notes so surrendered which is not purchased.

(c) Covenant to Comply with Securities Laws Upon Purchase of Notes. In connection with any offer to purchase, or purchase of, Notes under Section 5.01, the Company shall, to the extent applicable, (a) comply with Rules 13e-4 and 14e-1 (and any successor provisions thereto) under the Exchange Act, if applicable; (b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, if applicable; and (c) otherwise comply with all applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Third Supplemental Indenture as described in this Article V, compliance by the Company with such laws and regulations shall not in and of itself cause a breach of the Company’s obligations described in this Article V.

(d) Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any cash or property that remains unclaimed, together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any, that is held by them for the payment of a Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash or property deposited by the Company pursuant to Section 5.02(b), as applicable, exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, then promptly on and after the second Business Day following the Fundamental Change Purchase Date, the Trustee and the Paying Agent shall return any such excess to the Company together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any.

(e) Officers’ Certificate. At least three Business Days (or such lesser period as agreed to by the Trustee) before the Company Notice Date, the Company shall deliver an Officers’ Certificate to the Trustee specifying whether the Company desires the Trustee to give the Company Notice required by Section 5.02(a) hereof.

ARTICLE VI

CONVERSION

Section 6.01 Article Fifteen Replaced. Article Fifteen of the Original Indenture is hereby superseded and replaced in its entirety by the following in respect of the Notes established and issued under this Third Supplemental Indenture.

Section 6.02 Conversion of Notes.

Right to Convert. Subject to the procedures for conversion set forth in this Article VI, a Holder may convert its Notes at their full principal amount, or any portion of their principal amount that is equal to $1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate in effect at the time of conversion at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Stated Maturity. No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock except as expressly provided in this Article VI.

(a) Conversion Procedures. The following procedures shall apply to convert Notes:

(i) In respect of a Definitive Note, a Holder must (A) complete and manually sign the conversion notice on the back of the Note, or a facsimile of such conversion notice; (B) deliver such conversion notice, which is irrevocable, and the Note to the Conversion Agent; (C) if required, furnish appropriate endorsements and transfer documents as may be required by the Conversion Agent and, if required pursuant to Section 6.02(d), pay all transfer or similar taxes; and (D) if required pursuant to Section 2.01(d), pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled.

(ii) In respect of a beneficial interest in a Global Note, a Beneficial Owner must comply with the procedures of DTC and, if applicable, Euroclear and Clearstream, for converting a beneficial interest in a Global Note and, if required pursuant to Section 2.01(d), pay funds equal to interest payable on the next Interest Payment Date to which such Beneficial Owner is not entitled, and if required, pay all taxes or duties required pursuant to Section 6.02(d), if any.

The date a Holder complies with the foregoing requirements is the “Conversion Date” hereunder. At the Conversion Date the rights of the Holders of such converted Notes as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. The Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, as provided in Section 6.02(c) by the third Business Day immediately following the Conversion Date (the “Settlement Date”). A Holder may convert a portion of its Notes only if the principal amount of such portion is $1,000 or an integral multiple thereof.

In the case of any Note which is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.

If a Holder has already delivered a Fundamental Change Purchase Notice in connection with a Fundamental Change, with respect to a Note, the Holder may not surrender that Note for conversion until the Holder has validly withdrawn the Fundamental Change Purchase Notice in accordance with this Third Supplemental Indenture. Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee or the Authenticating Agent shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unconverted portion of the Note surrendered.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.

(b) Cash Payments in Lieu of Fractional Shares. The Company shall not issue fractional shares of Common Stock upon conversion of Notes. Instead the Company shall deliver cash, rounded to the nearest whole cent, for such fractional shares based on the Last Reported Sale Price of the Common Stock on the applicable Conversion Date. The Company’s delivery to the Holder of the shares of Common Stock together with any cash payment for any fractional share into which a Note is convertible, will be deemed to satisfy in full the Company’s obligation to pay (i) the principal amount of the Note; and (ii) accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date. As a result, accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if Notes are converted after 5:00 p.m., New York City time, on a Regular Record Date for the payment of interest, Holders of such Notes at 5:00 p.m., New York City time, on such Regular Record Date will receive the interest and Additional Interest, if any, payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the immediately following Interest Payment Date, must be accompanied by funds equal to the amount of interest and Additional Interest, if any, payable on such Interest Payment Date on the Notes so converted; provided that no such payment need be made (i) for conversions following the Regular Record Date immediately preceding Stated Maturity; (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date; or (iii) to the extent of any overdue interest (including any overdue Additional Interest), if any overdue interest exists at the time of conversion with respect to such Note.

(c) Taxes on Conversion. If a Holder converts Notes, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which shall be due because the shares are to be issued in a name other than the Holder’s name, but the Conversion Agent shall have no duty to determine if any such tax is due. Nothing herein shall preclude any withholding of tax required by law.

(d) Certain Covenants of the Company.

(i) The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock or shares of Common Stock held in treasury, sufficient number of shares of Common Stock, free of preemptive rights, to permit the conversion of the Notes.

(ii) All shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

(iii) The Company shall endeavor to comply promptly with all applicable federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon the conversion of Notes.

(iv) Before taking any action which would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value per share of the Common Stock, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

Section 6.03 Adjustments to Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as described below, except that the Company will not make any adjustments to the Conversion Rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of the Common Stock participate) in any of the transactions described in this Section 6.03 as if such Holders of the Notes held a number of shares of the Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holders, without having to convert their Notes.

(a) If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1=CR0	x	OS1
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date of such dividend or distribution, or the effective date of such share split or share combination, as applicable

CR1 =	the Conversion Rate in effect immediately after such Ex-Dividend Date or effective date, as applicable

OS0 =	the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date or effective date, as applicable

OS1 =	the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination

Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Record Date for such dividend or distribution, or the date fixed for determination for such share split or share combination. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 6.03(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company distributes to holders of all or substantially all the Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate will be adjusted based on the following formula:

CR1=CR0	x	OS0+X
OS0+Y

where,

CR0 =	the Conversion Rate in effect immediately prior the Ex-Dividend Date for such distribution

CR1 =	the Conversion Rate in effect immediately after such Ex-Dividend Date

OS0 =	the number of shares of Common Stock outstanding immediately after such Ex-Dividend Date

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of the distribution of such rights or warrants

Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, or such rights or warrants are not exercised prior to their expiration, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.

In determining whether any rights or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at less than such Last Reported Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors.

(c) If the Company distributes shares of its capital stock, evidences of its indebtedness or other assets or property of the Company to holders of all or substantially all the Common Stock, excluding:

(i) dividends or distributions and rights or warrants referred to in Section 6.03(a) or (b) above;

(ii) dividends or distributions paid exclusively in cash; and

(iii) as described below in this Section 6.03(c) with respect to Spin-Offs,

then the Conversion Rate will be adjusted based on the following formula:

CR1=CR0	x	SP0
SP0-FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution

CR1 =	the Conversion Rate in effect immediately after such Ex-Dividend Date

SP0 =	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution

FMV =	the Fair Market Value (as determined by the Company’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date for such distribution.

Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution. With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of such Spin-Off will be increased based on the following formula:

CR1=CR0	x	FMV0+MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of the Spin-Off

CR1 =	the Conversion Rate in effect immediately after the effective date of the Spin-Off

FMV0 =	the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading-Day period from, and including, the effective date of the Spin-Off

MP0 =	the average of the Last Reported Sale Prices of Common Stock over the first 10 consecutive Trading-Day period from, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the tenth Trading Day from, and including, the effective date of the Spin-Off and shall be applied on a retroactive basis from, and including, the effective date of the Spin-Off; provided that in respect of any conversion occurring prior to the effective date of the Spin-Off with respect to which the Settlement Date would occur during the 10 Trading Days from, and including, the effective date of any Spin-Off, references with respect to the Spin-Off to the 10 consecutive Trading-Day period shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Settlement Date in determining the applicable Conversion Rate; provided further, that in respect of any conversion occurring prior to the effective date of the Spin-Off with respect to which the Settlement Date would occur during the three Trading Days from, and including, the effective date of such Spin-Off, references to the 10 consecutive Trading-Day period shall be deemed replaced with a three consecutive Trading-Day period with such adjustment to the Conversion Rate being applied on a retroactive basis from, and including, the effective date of the Spin-Off.

(d)(i) If any regular, quarterly cash dividend or distribution made to the holders of all or substantially all of the Common Stock is in excess of $0.03 per share (the “Initial Dividend Threshold”), the Conversion Rate will be adjusted based on the following formula:

CR1=CR0	x	SP0
SP0-C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution

CR1 =	the Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution

SP0 =	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution

C =	the amount in cash per share the Company distributes to holders of Common Stock in excess of the Initial Dividend Threshold.

The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided, that no adjustment will be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 6.03(d)(i).

(ii) If the Company pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to holders of all or substantially all of the Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR1=CR0	x	SP0
SP0-C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution

CR1 =	the Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution

SP0 =	the Last Reported Sale Prices of the Company’s Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution

C =	the amount in cash per share distributed to holders of the Common Stock.

(e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date, the “Expiration Time”), the Conversion Rate will be increased based on the following formula:

CR1=CR0	x	AC+(SP1xOS1)
OS0xSP[1]

where,

CR0 =	the Conversion Rate in effect immediately prior to the effective date of the adjustment

CR1 =	the Conversion Rate in effect immediately after the effective date of the adjustment

AC =	the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer

OS0 =	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer)

SP1 =	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

Such adjustment will occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the Settlement Date would occur during the 10 Trading Days from, and including, the Trading Day next succeeding the date such tender or exchange offer expires, references with respect to the tender or exchange offer to the 10 consecutive Trading-Day period shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the date such tender or exchange offer expires and the Settlement Date in determining the applicable Conversion Rate.

If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.

(f) The Company may (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for income tax purposes.

(g) To the extent permitted by applicable law and the rules of any stock exchange or market upon which the Common Stock is listed or admitted for trading, the Company may increase the Conversion Rate by any amount for a period of at least 20 days if the Company’s Board of Directors determines that such increase would be in the best interest of the Company, which determination shall be conclusive.

(h) Notwithstanding the foregoing provisions of this Section 6.03, the applicable Conversion Rate need not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date;

(iv) for a change in the par value of the Common Stock; or

(v) for accrued and unpaid Interest (including any Additional Interest).

(i) All calculations under this Section 6.03 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth ( 1/10,000) of a share, as the case may be.

(j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at such Holder’s last address appearing on the Security Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k) Any case in which this Section 6.03 provides that an adjustment shall become effective immediately after (i) a Record Date for an event, (ii) the date fixed for the determination of a share split or combination pursuant to Section 6.03(a), or (iii) the Expiration Time for any tender or exchange offer pursuant to Section 6.03(e), (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of such additional shares of Common Stock or other securities or in lieu of any fraction pursuant to Section 6.02(c). For purposes of this Section 6.03(k), the term “Adjustment Event” shall mean:

(1) in any case referred to in clause (i) above, the occurrence of such event,

(2) in any case referred to in clause (ii) above, the date any such dividend or distribution is paid or made, and

(3) in any case referred to in clause (iii) above, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(l) For purposes of this Section 6.03, the number of shares of Common Stock at any time Outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(m) Whenever any provision of this Article VI requires a calculation of an average of Last Reported Sale Prices over a span of multiple days, the Company will make appropriate adjustments (determined in good faith by the Company’s Board of Directors) to account for any adjustment to the Conversion Rate that becomes effective at any time during the period from which the average is to be calculated. Such adjustments shall be effective as of the effective date of the adjustment to the Conversion Rate.

Section 6.04 Adjustment Upon Certain Fundamental Changes.

(a) If a Holder elects to convert Notes at a time when a Fundamental Change described in clause (1) or (2) of the definition of Fundamental Change has occurred, the Conversion Rate for such Notes so converted shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below. Any conversion of Notes will be deemed to have occurred in connection with such Fundamental Change only if (i) in the case of a Fundamental Change described in clause (2) of the definition thereof, such Notes are surrendered for conversion from and after the date that is 35 Scheduled Trading Days prior to the anticipated Effective Date of such Fundamental Change through and including the Business Day immediately preceding the related Fundamental Change Purchase Date, or (ii) in the case of a Fundamental Change described in clause (1) of the definition thereof, such Notes are surrendered for conversion from and after the Effective Date of such Fundamental Change through and including the Business Day immediately preceding the related Fundamental Change Purchase Date. The Company will notify Noteholders not later than 35 Scheduled Trading Days prior to the anticipated Effective Date of any Fundamental Change described in clause (2) of the definition thereof.

(b) The number of Additional Shares by which the Conversion Rate will be increased will be determined by reference to the table attached as Schedule A hereto, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the Stock Price paid or deemed paid per share of Common Stock in the Fundamental Change. If a Holder elects to convert its Notes prior to the Effective Date of any Fundamental Change, and the Fundamental Change does not occur, such Holder will not be entitled to an increased Conversion Rate in connection with such conversion.

(c) The Stock Prices set forth in the column headings of the table in Schedule A hereto will be adjusted as of any date on which the Conversion Rate of the Notes is adjusted pursuant to Section 6.03. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table will be adjusted in the same manner as the Conversion Rate as set forth in Section 6.03.

The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:

(i) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year.

(ii) if the Stock Price is greater than $50.00 per share (subject to adjustment), no Additional Shares will be added to the Conversion Rate.

(iii) if the Stock Price is less than $5.25 per share (subject to adjustment), no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the total number of shares of Common Stock issuable upon conversion exceed 190.4762 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate under Section 6.03.

(d) Upon effectiveness of any Fundamental Change described under clause (2) of the definition of Fundamental Change, the Notes will be convertible only into Reference Property, if applicable. If the Company is required to increase the Conversion Rate for Notes converted in connection with such Fundamental Change by Additional Shares as a result of the Fundamental Change, Notes so surrendered for conversion shall be settled as follows:

(i) if the date on which the Notes are surrendered for conversion is prior to the third Trading Day immediately preceding the Effective Date of the Fundamental Change, the Company shall (A) deliver the amount of shares of Common Stock, based on the Conversion Rate then in effect without regard to the number of Additional Shares to be added to the Conversion Rate as described above in this Section 6.04, on the third Trading Day immediately following the applicable Conversion Date; and (B) as soon as practicable following the Effective Date of the Fundamental Change, deliver an amount of Reference Property equal to the amount of Reference Property that would have been issuable in respect of the Additional Shares pursuant to such Fundamental Change; and

(ii) if the date on which the Notes are surrendered for conversion is on or after the third Trading Day immediately preceding the Effective Date of the Fundamental Change, the Company shall deliver an amount of Reference Property equal to the amount of Reference Property that would have been issuable upon conversion of the Notes immediately after giving effect to the Fundamental Change based on the Conversion Rate as increased by the Additional Shares on the Settlement Date.

Section 6.05 Effect of Reclassification, Consolidation, Merger or Sale.

(a) If any of the following events occur: (i) any recapitalization, reclassification or change of Common Stock (other than a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (or any combination thereof), or (ii) any statutory share exchange, consolidation or merger involving the Company pursuant to which the Common Stock will be converted into cash, securities or other property (or any combination thereof), or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than one or more of the Subsidiaries) as a result of which the Common Stock will be converted into cash, securities or other property (or any combination thereof) (any such event or transaction, a “Reorganization Event”), then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture)

providing that at the effective time of the Reorganization Event each Note shall be convertible into, with respect to each $1,000 in principal amount of such Note, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (the “Reference Property”). For purposes of the foregoing, the type and amount of consideration that a holder of Common Stock would have been entitled to receive in the case of any such Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. Such supplemental indenture shall provide for provisions and adjustments which shall be as nearly equivalent as may be practicable to the provisions and adjustments provided for in this Article VI and in Article V of this Third Supplemental Indenture and in the definition of Fundamental Change, as appropriate, as determined in good faith by the Company (which determination shall be conclusive and binding), to make such provisions apply to such other Person if different from the original issuer of the Notes. If, in the case of any Reorganization Event, the cash, securities or other property receivable thereupon by a holder of Common Stock includes cash, securities or other property of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then such supplemental indenture shall also be executed by such successor or purchasing Person, as the case may be, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.

(b) The Company shall cause notice of the execution of any supplemental indenture required by this Section 6.05 to be mailed to each Holder of Notes, at its address appearing on the Security Register, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The above provisions of this Section 6.05 shall similarly apply to successive Reorganization Events.

(d) None of the foregoing provisions shall affect the right of a Holder of Notes to convert the Notes into shares of Common Stock as set forth in Section 6.02 prior to the effective time of such Reorganization Event.

Section 6.06 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to the Company or any Holder of Notes to determine the Conversion Rate, or whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any cash or shares of Common Stock or stock certificates or other securities or property upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article VI. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine whether a supplemental indenture needs to be entered into pursuant to Section 6.05 or the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 6.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any Reorganization Event or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 6.02, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 6.07 Notice to Holders Prior to Certain Actions. In case:

(d) the Company shall declare a dividend (or any other distribution) on the Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 6.03; or

(e) the Company shall authorize the grant to the holders of all or substantially all of the Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock; or

(f) of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(g) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be filed with the Trustee and to be mailed to each Holder of Notes at his address appearing on the Security Register, as promptly as possible but in any event at least three (3) calendar days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, reorganization, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 6.08 Stockholder Rights Plan. To the extent that the Company has a rights plan in effect upon conversion of the Notes into Common Stock, Holders that convert their Notes will receive, in addition to the Common Stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company’s capital stock, evidences of indebtedness or assets as described in Section 6.03(b) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Company may amend such applicable stockholder rights agreement to provide that upon conversion of the Notes the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such Common Stock if the rights had not become separated from the Common Stock under such applicable stockholder rights agreement.”

ARTICLE VII

MISCELLANEOUS

Section 7.01 Certain Matters Relating to the Trustee.

(a) The Company hereby confirms Article Six of the Original Indenture and agrees to protect, exonerate, defend, indemnify and save the Trustee and its officers, directors, employees and agents (collectively, the “Indemnitees”) harmless from and against any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, costs and expenses, including out-of-pocket, incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim (“Losses”) that may be imposed on, incurred by, or assessed against, the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Third Supplemental Indenture, whether acting in its capacity as Trustee, Conversion Agent, Paying Agent, Securities Custodian or Security Registrar. In addition to and not in limitation of the immediately preceding sentence, the Company also covenants and agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s performance, as applicable, under this Third Supplemental Indenture provided that such party has not acted with negligence or engaged in willful misconduct. The provisions of this Section 7.01 shall survive the termination of this Third Supplemental Indenture and the resignation or removal of the Trustee.

(b) Except for information provided by the Trustee, in writing, specifically concerning the Trustee, the Trustee shall not have any responsibility with respect to any information included in any prospectus or other disclosure material distributed with respect to the Notes, and the Trustee shall have no responsibility for compliance with securities laws in connection with the issuance and sale of the Notes.

(c) The Trustee, whether in its capacity as Trustee, Conversion Agent, Paying Agent, Securities Custodian or Security Registrar, agrees to accept and act upon instructions or directions pursuant to this Third Supplemental Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, provided, however, that (i) the Company, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, (ii) such originally executed instructions or directions shall be signed by an authorized officer of the Company, and (iii) the Company shall provide to the Trustee an incumbency certificate listing such authorized officer, which incumbency certificate shall be amended whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, such instructions shall be deemed to constitute authorized instructions of the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(d) The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity of this Third Supplemental Indenture. The Original Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed in respect of the Notes.

Section 7 .02 Withholding Offset.

(a) The Company (through the Withholding Agent or otherwise) shall be entitled to reduce or otherwise set-off against any payments made or deemed made by the Company to Holders in respect of the Notes or the Common Stock for any amounts the Company believes it is required to withhold by law. For the avoidance of doubt, if the Company pays any withholding taxes on behalf of Holders as a result of an adjustment to the Conversion Rate of the Notes, the Company may, at its option, set-off such payments against payments of cash and Common Stock in respect of the Notes. Any amounts withheld pursuant to this Section 7.02 shall be paid over by the Company (through the Withholding Agent or otherwise) to the appropriate taxing authority.

(b) Prior to or upon the occurrence of any event that results in an actual or deemed payment by the Company to Holders in respect of the Notes or the Common Stock, the Company (through the Trustee, Paying Agent, Withholding Agent, or otherwise) may request a Holder to furnish any appropriate documentation that may be required in order to determine the Company’s withholding obligations under applicable law (including, without limitation, a United States Internal Revenue Service Form W-9, Form W-8BEN, Form W-8ECI, or any certifications prepared by the Company or on its behalf in order to enable the Company to attempt to comply with its potential withholding obligations under the “Foreign Investment in Real Property Tax Act,” as appropriate). Upon the receipt of any such documentation, or in the event no such documentation is provided, the Company (through the Trustee, Paying Agent, Withholding Agent, or otherwise) will withhold pursuant to Section 7.01(a) to the extent required by applicable law.

Section 7.03 Calculations in Respect of Notes. Except as otherwise provided herein, the Company shall make all calculations called for in respect of the Notes. These calculations include, but are not limited to, determinations of the Last Report Sales Prices, accrued interest payable on the Notes and the Conversion Rate. The Company shall make all calculations in good faith and, absent manifest error, such calculations shall be final and binding on the Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder upon such Holder’s request.

Section 7.03 Application of Third Supplemental Indenture. Each and every term and condition contained in this Third Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Original Indenture shall apply only to the Notes created by this Third Supplemental Indenture and not to any past or future series of Securities established under the Original Indenture. Except as specifically amended and supplemented by, or to the extent inconsistent with, this Third Supplemental Indenture, the Original Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 7.04 Effective Date. This Third Supplemental Indenture shall be effective as of the date first written above and upon the execution and delivery hereof by the parties hereto.

Section 7.05 Multiple Originals. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture.

Section 7.05 Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Section 7.06 General. The Company hereby certifies that this Third Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

THE COMPANY

ALCOA INC.

By:	/s/ Peter Hong
Name:	Peter Hong
Title:	Vice President and Treasurer

THE TRUSTEE

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:	/s/ Brian D. Butler
Name:	Brian D. Butler
Title:	Assistant Vice President

SCHEDULE A

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of Notes pursuant to Section 6.04 of this Third Supplemental Indenture:

Effective Date	Stock Price on Fundamental Change Date
	$5.25	$5.50	$6.00	$6.50	$7.00	$8.00	$9.00	$10.00	$12.50	$15.00	$20.00	$30.00	$40.00	$50.00
March 24, 2009	34.9854	31.9704	26.9999	23.1181	20.0330	15.5027	12.3918	10.1622	6.6862	4.7143	2.6019	0.8957	0.2882	0.0728
March 15, 2010	34.9854	30.9303	25.6958	21.6705	18.5223	14.0064	11.0011	8.9079	5.7623	4.0414	2.2310	0.7649	0.2391	0.0582
March 15, 2011	34.9854	29.8159	24.1640	19.9058	16.6489	12.1329	9.2665	7.3576	4.6514	3.2517	1.8103	0.6234	0.1896	0.0464
March 15, 2012	34.9854	28.6964	22.3199	17.6542	14.2047	9.6763	7.0263	5.3972	3.3159	2.3337	1.3368	0.4722	0.1417	0.0380
March 15, 2013	34.9854	27.1857	19.4276	14.0345	10.3065	5.9586	3.8573	2.7960	1.7163	1.2616	0.7690	0.2942	0.0950	0.0331
March 15, 2014	34.9854	26.3274	11.1759	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE THIRD SUPPLEMENTAL INDENTURE AND THE ORIGINAL INDENTURE.

This Note is a Book-Entry Note within the meaning of the Original Indenture and every Note authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, this Note shall be a Book-Entry Note except in the limited circumstances described in the Original Indenture.

No. R-	Principal Amount (US) $
CUSIP # 013817 AT8 ISIN # US013817AT86	as revised by the Schedule of Increases and Decreases in Global Note attached hereto

5.25% Convertible Notes due 2014

Alcoa Inc., a corporation duly organized and existing under the laws of Pennsylvania (herein called the “Company”, which term includes any successor Person under the Third Supplemental Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of              (United States) Dollars (US$                    ), as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on March 15, 2014, and to pay interest thereon from March 24, 2009, or from the most recent March 15 or September 15 (each, an “Interest Payment Date”) to which interest has been paid, deemed paid or duly provided for, semi-annually in arrears on March 15 and September 15 in each year, commencing September 15, 2009, at the rate of 5.25% per annum, until the principal hereof is converted into shares of common stock of the Company, paid, deemed paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Third Supplemental Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months. Except as otherwise provided in the Third Supplemental Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of

Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Third Supplemental Indenture. Payment of the principal of and any premium and interest on this Note will be made (a) at the Corporate Trust Office of the Trustee in Pittsburgh, Pennsylvania, or such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts or (b) subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Third Supplemental Indenture) to rescind the designation of any such Paying Agent, at the main offices of the Company in Pittsburgh, Pennsylvania, or at such other offices or agencies as the Company may designate, by United States dollar check drawn on, or transfer to a United States dollar account maintained by the payee with, a bank in The City of New York; provided, however, that at the option of the Company payment of interest may be made by United States dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Original Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 24, 2009

ALCOA INC.

Attest:
Name:	Brenda A. Hart	Name:	Peter Hong
Title:	Assistant Secretary	Title:	Vice President and Treasurer

[SEAL]

CERTIFICATE OF AUTHENTICATION This is one of the Notes of the series designated therein referred to in the within-mentioned Third Supplemental Indenture and the Original Indenture.

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued under a Third Supplemental Indenture dated as of March 24, 2009 (the “Third Supplemental Indenture”) to an indenture dated as of September 30, 1993, as supplemented by a First Supplemental Indenture dated as of January 25, 2007 and a Second Supplemental Indenture dated as of July 15, 2008 (as it may be further amended or supplemented from time to time in accordance with the terms thereof, the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor in interest to J. P. Morgan Trust Company, National Association (formerly Chase Manhattan Trust Company, National Association, as successor trustee to PNC Bank, National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Original Indenture), to which the Third Supplemental Indenture, the Original Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially issued in the aggregate principal amount of (U.S.) $575,000,000.

No reference herein to the Third Supplemental Indenture and the Original Indenture, and no provision of this Note or of the Third Supplemental Indenture or the Original Indenture, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place(s) and rate, and in the coin or currency, herein prescribed. In the event of any conflict or inconsistency between the terms and provisions of this Note and the terms and provisions of the Third Supplemental Indenture and the Original Indenture, the terms and provisions of the Third Supplemental Indenture and the Original Indenture shall control. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Third Supplemental Indenture and the Original Indenture.

The Notes of this series are not subject to redemption at the election of the Company.

If any Interest Payment Date falls on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest on such payment will accrue for the period from the Interest Payment Date to such next succeeding Business Day. If the Stated Maturity date would fall on a day that is not a Business Day, the required payment of interest, if any, and principal (and Additional Interest, if any), will be made on the next succeeding Business Day and no interest on such payment will accrue for the period from and after the Stated Maturity date to such next succeeding Business Day. If a Fundamental Change Purchase Date would fall on a day that is not a Business Day, the Company will purchase the Notes tendered for purchase on the next succeeding Business Day and no interest or Additional Interest on such Notes will accrue for the period from and after the earlier Fundamental Change Purchase Date to such next succeeding Business Day. The Company will pay the Fundamental Change Purchase Price promptly following the later of (i) such next succeeding Business Day or (ii) the time of book entry transfer or the delivery of the Note.

The Holder of this Note after 5:00 p.m., New York City time, on a Regular Record Date shall be entitled to receive interest (including any Additional Interest), on this Note on the corresponding Interest Payment Date. Holders of this Note at 5:00 p.m., New York City time, on a Regular Record Date will receive payment of interest (including any Additional Interest) payable on the corresponding Interest Payment Date notwithstanding the conversion of this Note at any time after 5:00 p.m., New York City time on such Regular Record Date. If this Note is surrendered for conversion during the period after 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the corresponding Interest Payment Date it must be accompanied by payment of an amount equal to the interest (including any Additional Interest) that the Holder is to receive on this Note on such Interest Payment Date.

Notwithstanding the foregoing, no such payment of interest (including any Additional Interest) need be made by the converting Holder (i) for conversions following the Regular Record Date immediately preceding the Stated Maturity, (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date, or (iii) to the extent of any overdue interest (including any overdue Additional Interest) existing at the time of conversion of this Note. Except where this Note surrendered for conversion must be accompanied by payment as described above, no interest or Additional Interest on converted portions of this Note will be payable by the Company on any Interest Payment Date subsequent to the Conversion Date and delivery of the shares of Common Stock, together with any cash payment for any fractional shares, upon conversion will be deemed to satisfy the Company’s obligation to pay the principal amount of this Note and accrued and unpaid interest and Additional Interest, if any, to, but not including, the related Conversion Date.

Whenever in this Note there is a reference, in any context, to the payment of the principal of, premium, if any, or interest on, or in respect of, this Note, such mention shall be deemed to include mention of the payment of Additional Interest as provided for in the Third Supplemental Indenture to the extent that, in such context, the Additional Interest is, was or would be payable in respect of this Note and express mention of the payment of Additional Interest (if applicable) in any provisions of this Note shall not be construed as excluding Additional Interest in those provisions of this Note where such express mention is not made.

If a Fundamental Change occurs at any time, subject to the provisions set forth in the Third Supplemental Indenture, the Holder of this Note shall have the right, at such Holder’s option, to require the Company to purchase all of such Note, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple thereof, at the Fundamental Change Purchase Price specified in the Third Supplemental Indenture plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Fundamental Change Purchase Date. Any Notes purchased by the Company shall be paid for in cash. Article V of the Third Supplemental Indenture sets forth the procedures, obligations, conditions and other terms of such repurchase option upon the occurrence of a Fundamental Change.

Subject to the conditions and procedures set forth in Article VI of the Third Supplemental Indenture, and during the periods specified in the Third Supplemental Indenture, the Holder may convert this Note prior to the close of business on the second Scheduled Trading Day immediately preceding the Stated Maturity, into shares of Common Stock at the Conversion Rate.

The initial Conversion Rate is, in respect of each $1,000 principal amount of this Note, 155.4908 shares of Common Stock, subject to adjustments as set forth in the Third Supplemental Indenture.

A Holder may convert a portion of this Note only if the principal amount of such portion is $1,000 or an integral multiple thereof. No payment or adjustment shall be made for dividends on the Common Stock except as provided in the Third Supplemental Indenture.

This Note is in registered form without coupons in denominations of principal amount of $1,000 and integral multiples thereof. The Holder may transfer or exchange this Note in accordance with the Third Supplemental Indenture. The Security Registrar may require the Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange of this Note, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such transfer or exchange. Neither the Company nor the Security Registrar shall be required to exchange or register a transfer of any Notes surrendered for conversion or, if a portion of this Note is surrendered for conversion, the portion thereof surrendered for conversion.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The registered Holder of this Note may be treated as the absolute owner of such Note for all purposes whatsoever.

The Third Supplemental Indenture and the Original Indenture permit, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Noteholders at any time by the Company and the Trustee with the consent of the holders of 50% in principal amount of Notes at the time Outstanding. The Third Supplemental Indenture and the Original Indenture also contain provisions permitting the holders of specified percentages in principal amount of the Notes Outstanding, on behalf of all Noteholders, to waive compliance by the Company with certain provisions of the Third Supplemental Indenture and the Original Indenture and certain past defaults under the Third Supplemental Indenture and the Original Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

If an Event of Default with respect to this Note shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Third Supplemental Indenture and the Original Indenture.

The provisions relating to defeasance and discharge set forth in Section 1302 of the Original Indenture and covenant defeasance set forth in Section 1303 of the Original Indenture are not applicable to this Note.

To the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the obligation to furnish reports required under Section 704 of the Original Indenture and for any failure to comply with §314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right for the Holder to receive Additional Interest on this Note equal to 0.25% per annum of the principal amount of this Note (“Additional Interest”). If the Company so elects, such Additional Interest will be payable in the same manner and on the same dates as the stated interest payable on this Note. The Additional Interest will accrue from and including the date on which such Event of Default first occurs to but not including the 120th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 120th day after such Event of Default (if the Event of Default relating to such obligation is not cured or waived prior to such 120th day), such Additional Interest will cease to accrue and this Note will be subject to acceleration as provided in the Original Indenture. In the event the Company does not elect to pay the Additional Interest upon such Event of Default in accordance with the Third Supplemental Indenture, this Note will be subject to acceleration as provided in the Original Indenture.

As set forth in, and subject to, the provisions of the Third Supplemental Indenture and the Original Indenture, no Noteholder will have any right to institute any proceeding with respect to the Third Supplemental Indenture or the Original Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Notes of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder for the enforcement of payment of the principal of and any premium or interest on this Note on or after the respective due dates expressed herein.

This Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

The Company will furnish to the Holder upon written request and without charge a copy of the Third Supplemental Indenture and the Original Indenture which has in it the text of this Note. Requests may be made to:

Alcoa Inc. 390 Park Avenue New York, New York 10022 Attention: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint              agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(Signature must be guaranteed)

Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee	Date

FORM OF CONVERSION NOTICE

To: Alcoa Inc.

The undersigned registered Holder of this Note hereby exercises the option to convert this Note, or portion hereof (which is $1,000 principal amount or an integral multiple thereof) designated below, for shares of Common Stock of Alcoa Inc., in accordance with the terms of the Third Supplemental Indenture and the Original Indenture referred to in this Note, and directs that the shares issuable and deliverable upon such conversion, cash in lieu of fractional shares and any portion of this Note representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note. The undersigned acknowledges that the conversion of the specified Notes is subject to the requirements established by the Company in the Third Supplemental Indenture and the Original Indenture, as applicable, as well as the procedures of any Depositary, each as in effect from time to time.

This notice shall be deemed to be an irrevocable exercise of the option to convert this Note.

Dated:

Signature(s)

Signature(s) must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee.

Signature Guarantee

Fill in for registration of shares if to be delivered, and Notes if to be issued other than to and in the name of registered holder:

Principal amount to be converted (if less than all):

$
(Name)

(Street Address)

(City state and zip code)	Social Security or Other Taxpayer Number

Please print name and address:

FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE

To: Alcoa Inc.

The undersigned registered holder of this Note hereby acknowledges receipt of a notice from Alcoa Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to repurchase this Note, or the portion hereof (which is $1,000 principal amount or an integral multiple thereof) designated below, in accordance with the terms of the Third Supplemental Indenture and the Original Indenture referred to in this Note and directs that the check of the Company in payment for this Note or the portion thereof and any portion of this Note representing any unrepurchased principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any portion of this Note not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)

Signature must be guaranteed by a participant in a recognized signature guarantee medallion program or other signature guarantor acceptable to the Trustee.

Signature Guarantee

Fill in for registration of shares if to be delivered, and any portion of this Note if to be issued other than to and in the name of registered holder:

Principal amount to be purchased (if less than all):

$
(Name)

(if certificated, state the certificate number for each Note to be delivered for purchase)

(Street Address)

(City state and zip code)	Social Security or Other Taxpayer Number

Please print name and address: